EXHIBIT 99.1

NEWMARKET CORPORATION REPORTS FOURTH QUARTER AND YEAR 2009 RESULTS

•	Strong Earnings Improvement for Fourth Quarter and Year 2009

•	Net Debt Decreased to $98.3 Million at December 31, 2009

Richmond, VA, January 28, 2010 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and year 2009.

Net income for the year 2009 increased to $162.3 million, or $10.65 per share, a significant increase from net income for the year 2008 of $73.2 million, or $4.75 per share. For the fourth quarter 2009, net income increased to $46.3 million, or $3.03 per share, also a strong improvement over fourth quarter 2008 net income of $19.4 million, or $1.27 per share.

Net income for the year 2009 included an unrealized loss of $7.0 million, or $0.46 per share, from recording an interest rate swap agreement related to financing on Foundry Park at fair value. Fourth quarter 2009 included a benefit to net income of $2.8 million, or $.18 per share, as the amount of the unrealized loss on this agreement was smaller than the September 30, 2009 valuation. Excluding these amounts, earnings for the year 2009 were $169.3 million, or $11.11 per share, and for the fourth quarter 2009 were $43.5 million, or $2.85 per share. These items are reflected separately for clarification in the Summary of Earnings schedule at the end of this press release.

Petroleum additives operations had a very strong performance in 2009 with operating profit improving to $279.8 million, a significant increase over year 2008 operating profit of $130 million. The improvements were broadly based across regions and product lines. Shipments for the year were 9 percent lower, due to lower shipments in the first half of this year reflecting the market slowdown that occurred in late 2008 and continued through the first half of 2009. Shipments in the second half of 2009 were up 6 percent over shipments in the second half of last year. We believe product shipments are now near more normal levels that were typical before the worldwide economic slowdown.

For the fourth quarter 2009, petroleum additives results were also up sharply with operating profit of $65.8 million compared to operating profit of $32.5 million for the fourth quarter 2008. Volumes shipped for the fourth quarter of this year improved 17 percent over the same period last year reflecting the return in demand from the significant drop in shipments during the last two months of 2008.

The improved results for the year and fourth quarter 2009 reflect the success from our continuing commitment to supply our customers with top quality products coupled with unique technical and marketing solutions. The improved results enabled improvement in our liquidity position this year with cash increasing to $151.8 million compared to $21.8 million at the end of 2008. Also, in 2009 we paid $41.9 million on our revolving credit agreement leaving this facility with no drawn debt outstanding at December 31, 2009. During the year, our net debt decreased from $215.4 million at December 31, 2008 to $98.3 million at year end 2009.

Our project to construct a multi-story corporate headquarters for MeadWestvaco was completed on time and under budget near the end of this fourth quarter, and the receipt of rental income payments has begun. We finished the year with $99.1 million drawn on the construction loan.

We are pleased with our results in 2009 which reflect the outstanding performance and dedication of NewMarket employees around the world. Our strategy to serve our customers by helping them succeed in the marketplace and by providing them with innovative products and solutions continues to produce excellent results. Our financial position continues to grow stronger enhancing our capability for future growth and improving shareholder value.

We are entering 2010 cautiously optimistic that our business has returned to more historical levels of demand. We expect to begin manufacturing and blending in our Singapore facility this year, which will greatly improve our service levels in that very important part of the world. Our plants are running full, we continue to spend heavily in R&D and expect another successful year for our petroleum additives business. We have a solid business base, a good technical product offering, and an excellent team which is dedicated to our customers and our business.

Sincerely,

Thomas E. Gottwald

Summary of Earnings for the Fourth Quarter and Year 2009

As noted, net income for the fourth quarter includes a noncash benefit of $2.8 million while the year 2009 includes a noncash charge of $7.0 million, respectively, on an interest rate swap agreement. These amounts result from the company valuing an interest rate swap agreement at its fair value on December 31, 2009.

The company has reported net income including these amounts, as well as income excluding them, and related per share amounts in this release. The company believes that even though income, excluding these amounts, is not required by or presented in accordance with generally accepted accounting principles (GAAP) accepted in the United States, this additional measure enhances understanding of the company’s performance. The company believes earnings, excluding this item, enhance period to period comparability. The company believes that income, excluding this item, should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to income, excluding the unrealized gain and loss on the interest rate swap agreement.

	(In millions, except per-share amounts)
	Fourth Quarter Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008
Net Income
Net income	$46.3	$19.4	$162.3	$73.2
Unrealized (gain) loss on interest rate swap agreement	(2.8)	—	7.0	—

Income excluding (gain) loss on interest rate swap	$43.5	$19.4	$169.3	$73.2

Diluted Earnings Per Share:
Net income	$3.03	$1.27	$10.65	$4.75
Unrealized (gain) loss on interest rate swap agreement	(0.18)	—	0.46	—

Income excluding (gain) loss on interest rate swap	$2.85	$1.27	$11.11	$4.75

The company has also disclosed its net debt position at December 31, 2009, as the company believes it is a meaningful disclosure of its outstanding debt obligations relative to its cash and cash equivalents on hand. The company defines net debt as total current and long-term debt less cash and cash equivalents. The GAAP financial measure most directly comparable to net debt is total debt as reflected in the following schedule.

	In Millions
	December 31
	2009	2008
Total Current Debt	$31.5	$0.8
Total Noncurrent Debt	218.6	236.4

Total Debt	250.1	237.2
Less Cash and Cash Equivalents	151.8	21.8

Net Debt	$98.3	$215.4

As a reminder, a conference call and Internet webcast is scheduled for 10 a.m. EST on Friday, January 29, 2010, to review fourth quarter and year 2009 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until February 5, 2010 at 11:59 p.m. EST by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 343184. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: changes in the demand for our products; increases in product cost and our ability to increase prices; timing of sales orders; gain or loss of significant customers; competition from other manufacturers and resellers; resolution of environmental liabilities; significant changes in new product introduction; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; changes in credit market conditions; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2008 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax:      804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Net sales:
Petroleum additives	$401.4	$365.6	$1,518.1	$1,604.3
All other (a)	2.8	3.0	12.0	13.1

Total	$404.2	$368.6	$1,530.1	$1,617.4

Segment operating profit:
Petroleum additives (b)	$65.8	$32.5	$279.8	$130.0
All other (a)	0.8	0.5	(0.4)	1.5

Segment operating profit	66.6	33.0	279.4	131.5
Corporate unallocated expense	(5.0)	(4.2)	(17.0)	(15.0)
Interest and financing expenses	(3.0)	(3.2)	(11.7)	(12.0)
Unrealized gain (loss) on an interest rate swap agreement (c)	4.3	—	(11.4)	—
Other (expense) income, net	—	(0.4)	0.1	0.8

Income before income tax expense	$62.9	$25.2	$239.4	$105.3

Net income	$46.3	$19.4	$162.3	$73.2

Basic earnings per share	$3.04	$1.27	$10.67	$4.77

Diluted earnings per share	$3.03	$1.27	$10.65	$4.75

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the continuing results of our TEL business, certain contract manufacturing of Ethyl Corporation, and the real estate development activities.

(b)	Petroleum additives segment operating profit for twelve months 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.

(c)	The unrealized gain (loss) on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008
Net sales	$404,241	$368,595	$1,530,122	$1,617,431
Cost of goods sold (a)	286,435	291,475	1,066,862	1,302,937

Gross profit	117,806	77,120	463,260	314,494
Selling, general, and administrative expenses	31,759	28,634	114,900	116,382
Research, development, and testing expenses	24,624	20,173	86,072	81,752

Operating profit	61,423	28,313	262,288	116,360
Interest and financing expenses	3,012	3,192	11,716	12,046
Other income (expense), net (b)	4,538	111	(11,196)	1,012

Income before income tax expense	62,949	25,232	239,376	105,326
Income tax expense	16,699	5,873	77,093	32,099

Net income	$46,250	$19,359	$162,283	$73,227

Basic earnings per share	$3.04	$1.27	$10.67	$4.77

Diluted earnings per share	$3.03	$1.27	$10.65	$4.75

Shares used to compute basic earnings per share	15,208	15,196	15,206	15,362

Shares used to compute diluted earnings per share	15,245	15,242	15,243	15,430

Cash dividends declared per share	$0.375	$0.20	$1.075	$0.80

Notes to Consolidated Statements of Income

(a)	Cost of goods sold for twelve months 2008 includes a gain of $3.2 million from a class action lawsuit related to raw materials.

(b)	On June 25, 2009 we entered into an interest rate swap. The unrealized loss on the interest rate swap was $11.4 million for the twelve months ended December 31, 2009, representing its fair value at December 31, 2009, and a gain of $4.3 million for the three months ended December 31, 2009. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31 2009	December 31 2008
ASSETS
Current assets:
Cash and cash equivalents	$151,831	$21,761
Short-term investments	300	—
Trade and other accounts receivable, less allowance for doubtful accounts ($1,195 - 2009; $1,141 - 2008)	214,887	203,551
Inventories	190,860	201,072
Deferred income taxes	4,118	14,090
Prepaid expenses and other current assets	39,100	5,704

Total current assets	601,096	446,178

Property, plant and equipment, at cost	935,570	848,011
Less accumulated depreciation and amortization	631,967	606,275

Net property, plant and equipment	303,603	241,736

Prepaid pension cost	2,430	159
Deferred income taxes	34,670	37,744
Other assets and deferred charges	37,475	31,566
Intangibles, net of amortization and goodwill	45,063	54,069

Total assets	$1,024,337	$811,452

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,331	$60,505
Accrued expenses	63,775	63,715
Dividends payable	4,992	2,646
Book overdraft	2,230	999
Long-term debt, current portion	31,537	784
Income taxes payable	4,988	7,264

Total current liabilities	194,853	135,913

Long-term debt	218,544	236,378
Other noncurrent liabilities	152,755	148,038
Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 15,209,989 in 2009 and 15,199,207 in 2008	275	115
Accumulated other comprehensive loss	(74,784)	(95,750)
Retained earnings	532,694	386,758

	458,185	291,123

Total liabilities and shareholders’ equity	$1,024,337	$811,452